U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington D.C. 20549

                                     FORM 3

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

        Filed pursuant to Section 16(a) of the Securities Exchange Act of
          1934, Section 17(a) of the Public Utility Holding Company Act
         of 1935 or Section 30(f) of the Investment Company Act of 1940


1.       Name and Address of Reporting Person*

              Crompton               Donald                 James
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                  (Last)             (First)               (Middle)

              4377 Kensington Dr.
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                                    (Street)

              Kelowna           B.C. Canada               V1W 2L8
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              (City)                 (State)               (Zip)


2.       Date of Event Requiring Statement (Month/Day/Year)
                           08/09/99

3.       IRS or Social Security Number of Reporting Person (Voluntary)


4.       Issuer Name and Ticker or Trading Symbol
                           legalopinion.com           [LAWW]

5.       Relationship of Reporting Person to Issuer
         (Check all applicable)

         |X|  Director                          |_|  10% Owner
         |X|  Officer (give title below)        |_|  Other (specify below)

            President
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6.       If Amendment, Date of Original (Month/Year)


7.       Individual of Joint/Group Filing (Check applicable line)

         |X|  Form Filed by One Reporting Person
         |_|  Form Filed by More than One Reporting Person

* If the Form is filed by more than one Reporting  Person,  see Instruction 5(b)
(v)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

             Table I - Non-Derivative Securities Beneficially Owned

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                         Amount of                                Nature of
                        Securities          Ownership Form:       Indirect
    Title of           Beneficially          Direct (D) or        Beneficial
    Security              Owned              Indirect (I)         Ownership
   (Instr. 4)           (Instr. 4)            (Instr. 5)          (Instr. 5)
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  Common Stock           150,000                   D                 N/A
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

               Table II - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

========================================================================================================================
             2. Date Exercisable and               3. Title and
             Expiration Date                           Amount of
             (Month/Day/Year)                         Securities
                                                      Underlying
                                                      Derivative
                                                       Security
                                                      (Instr. 4)
========================================================================================================================
                                                                                          5. Owner-
                                                                                          ship Form
                                                                                          of
                                                                            4.            Derivative
                                                                            Conversion    Security:        6. Nature
                                                               Amount       or            Direct (D)       of
1. Title of                                                    or           Exercise      or               Indirect
Derivative                                                     Number       Price of      Indirect         Beneficial
Security        Date        Expiration                         of           Derivative    (I)              Ownership
(Instr. 4)   Exercisable       Date                    Title   Shares       Security      (Instr. 5)       (Instr. 5)
------------------------------------------------------------------------------------------------------------------------

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------------------------------------------------------------------------------------------------------------------------

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========================================================================================================================


* If the Form is filed by more than one Reporting  Person,  see Instruction 5(b)
(v)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Explanation of Responses:


/s/ Donald Crompton                                                  12/17/99
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**   Signature of Reporting Person                                          Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.

        Alternatively, this form is permitted to be submitted to the Commission in electronic format at the option of the reporting person pursuant to Rule 101(b)(4) of Regulation S-T.